China Shen Zhou Mining & Resources, Inc. Announces Inability to File Annual Report on Form 10-K by April 16, 2013

BEIJING, CHINA, April 16, 2013 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE Amex: SHZ), today announced that the Company will be unable to file its annual report for the year ended December 31, 2012 on Form 10-K by the extended April 16, 2013 deadline.

On April 2, 2013, the Company filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its annual report on Form 10-K for the year ended December 31, 2012 by April 1, 2013 and that it expected to file its annual report as soon as practicable.

The Company has been working with great diligence to complete the filing, but will require additional time due to ongoing discussions with the SEC concerning the accounting treatment for certain costs incurred at the Company’s mines. The Company is working diligently on this matter and intends to file its annual report on Form 10-K as soon as practicable.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ziming Li

Investor Relations

China Shen Zhou Mining & Resources, Inc

Tel: 86-10-88909976

Investors@chinaszky.com